Exhibit 10.8

Form 3520-7	UNITED STATES	FORM APPROVED
(February 2005)	DEPARTMENT OF THE INTERIOR	OMB NO. 1004-0121
	BUREAU OF LAND MANAGEMENT	Expires: November 30, 2009
Serial Number
SODIUM LEASE
WYW101824

PART I. LEASE RIGHTS GRANTED.

This ☐ Lease ☒ Lease Renewal entered into by and between the UNITED STATES OF AMERICA, through the Bureau of Land Management (BLM), hereinafter-called lessor and (Name and Address)

OCI Wyoming, L.P.

P.O. Box 513

Green River, WY 82935

Hereinafter called lessee, is effective (date) 06/01/2008, for a period of 10 years,

Sodium, Sulphur, Hardrock —

☒          with preferential right in the lessee to renew for successive periods of 10 years under such terms and conditions as may be prescribed by the Secretary of the Interior, unless otherwise provided by law at the expiration of any period.

Potassium, Phosphate, Gilsonite -

☐            and for so long thereafter as lessee complies with the terms and conditions of this lease which are subject to readjustment at the end of each            year period, unless otherwise provided by law.

Sec. 1.  This lease is issued pursuant and subject to the terms and provisions of the:

☒          Mineral Leasing Act of 1920, as amended, and supplemented, 41 Stat. 437, 30 U.S.C. 181-287, hereinafter referred to as the Act;

☐            Mineral Leasing Act of Acquired Lands, Act of August 7, 1947, 61 Stat. 913, 30 U.S.C. 351-359;

☐            Reorganization Plan No. 3 of 1946, 60 Stat. 1099 and 43 U.S.C. 1201;

☐            (Other)                                                                                                                                                                  ; and to the regulations and general mining orders of the Secretary of the Interior in force on the date this lease issued.

Sec. 2.  Lessor, in consideration of any bonuses, rents, and royalties to be paid, and the conditions and covenants to be observed as herein set forth, hereby grants and leases to lessee the exclusive right and privilege to explore for, drill for, mine, extract, remove, beneficiate, concentrate, or otherwise process and dispose of the sodium deposits and related products hereinafter referred to as “leased deposits,” in, upon, or under the following described lands:

T. 20 N., R. 109 W., 6th P.M., Wyoming

Sec.2: Lots 5 through 12.

containing 316.90 acres, more or less, together with the right to construct such works, buildings, plants, structures, equipment and appliances and the right to use such on-lease rights-of-way which may be necessary and convenient in the exercise of the rights and privileges granted, subject to the conditions herein provided.

Phosphate —

☐            In accordance with section 11 of the Act (30 U.S.C. 213), lessee may use deposits of silica, limestone, or other rock in the processing of refining of the phosphates, phosphate rock, and associated or related minerals mined from the leased lands or other lands upon payments of royalty as set forth on the attachment to this lease.  (Phosphate leases only.)

(Continued on page 2)

PART II.  TERMS AND CONDITIONS

Sec. 1. (a) RENTAL RATE - Lessee shall pay lessor rental annually and in advance for each acre or fraction thereof during the continuance of the lease at the rate indicated below:

Sulphur, Gilsonite —

☐            50 cents for the first lease year and each succeeding lease year;

Hardrock —

☐            $1 for the first lease year and $1 for each succeeding lease year;

Phosphate —

☐            25 cents for the first lease year, 50 cents for the second and third lease years, and $1 for each and every lease year thereafter;

Potassium Sodium —

☐            25 cents for the first calendar year or fraction thereof, 50 cents for the second, third, fourth, and fifth calendar years respectively, and $1 for the sixth and each succeeding calendar year; or

Sodium, Sulphur, Asphalt, and Hardrock Renewal Leases —

☒            $1.00 for each lease year;

(b)  RENTAL CREDITS — The rental for any year will be credited against the first royalties as they accrue under the lease during the year for which rental was paid.

Sec. 2. (a) PRODUCTION ROYALTIES — Lessee must pay lessor a production royalty in accordance with the attached schedule. Such production royalty is due the last day of the month next following the month in which the minerals are sold or removed from the leased lands.

(b) MINIMUM ANNUAL PRODUCTION AND MINIMUM ROYALTY — (1) Lessee must produce on an annual basis a minimum amount of sodium, except when production is interrupted by strikes, the elements, or casualties not attributable to the lessee.  Lessor may permit suspension of operations under the lease when marketing conditions are such that the lease cannot be operated except at a loss. (2) At the request of the lessee, made prior to initiation of the lease year, the BLM may allow in writing the payment of a $3.00 per acre or fraction thereof minimum royalty in lieu of production for any particular lease year.  Minimum royalty payments must be credited to production royalties for that year.

Sec. 3. REDUCTION AND SUSPENSION — In accordance with Section 39 of the Mineral Leasing Act, 30 U.S.C. 209, the lessor reserves the authority to waive, suspend or reduce rental or minimum royalty, or to reduce royalty and reserves the authority to assent to or order the suspension of this lease.

Sec. 4. BONDS — Lessee must maintain in the proper office a lease bond in the amount of $6,000.00, or in lieu thereof, an acceptable statewide or nationwide bond.  The BLM may require an increase in this amount when additional coverage is determined appropriate.

Sec. 5. DOCUMENTS, EVIDENCE AND INSPECTION—At such times and in such form as lessor may prescribe, lessee must furnish detailed statements showing the amounts and quality of all products removed and sold from the lease, the proceeds therefrom, and the amount used for production purposes or unavoidably lost.  Lessee must keep open at all reasonable times for the inspection of any duly prescribed employee of lessor, the leased premises and all surface and underground improvements, work, machinery, ore stockpiles, equipment, and all books, accounts, maps, and records relative to operations, surveys, or investigations on or under the leased lands.

Lessee must either submit or provide lessor access to and copying of documents reasonably necessary to verify lessee compliance with terms and conditions of the lease.

While this lease remains in effect, information obtained under this section must be closed to inspection by the public in accordance with the Freedom of Information Act (5 U.S.C.552).

Sec. 6. DAMMAGES TO PROPERTY AND CONDUCT OF OPERATIONS — Lessee must exercise reasonable diligence, skill, and care in the operation of the property, and carry on all operations in accordance with approved methods and practices as provided in the operating regulations, having due regard for the prevention of injury to life, health or property and of waste or damage to any water or mineral deposits.

Lessee must not conduct exploration or operations, other than causal use, prior to receipt of necessary permits or approval of plans of operations by lessor.

Lessee must carry on all operations in accordance with approved methods and practices as provided in the operating regulations, and the approved mining plans in a manner that minimizes adverse impacts to the land, air, and water, to cultural, biological, visual, minerals, and other resources, and to other land uses or users. Lessee must take measures deemed necessary by lessor to accomplish the intent of this lease term. Such measures may include, but are not limited to, modification to proposed siting or design of facilities, timing of operations, and specification of interim and final reclamation procedures.

Lessor reserves to itself the right to lease, sell, or otherwise dispose of the surface or other mineral deposits in the lands and the right to continue existing uses and to authorize future uses upon or in the leased lands, including issuing leases for mineral deposits not covered hereunder or the approval of easements or rights-of-way. Lessor will condition such uses to prevent unnecessary or unreasonable interference with rights of lessee as may be consistent with concepts of multiple use and multiple mineral development.

Sec. 7.  PROTECTION OF DIVERSE INTERESTS, AND EQUAL OPPORTUNITY — Lessee must: pay when due all taxes and legally assessed and levied under the laws of the State or the United States; accord all employees complete freedom of purchase; pay all wages at least twice each month in lawful money of the United States; maintain a safe working environment in accordance with standard industry practices; restrict the workday to not more than 8 hours in any one day for underground workers, except in emergencies; and take measures necessary to protect the health and safety of the public.  No person under theage of 16 years must be employed in any mine below the surface. To the extent that laws of the State in which the lands are

(Continued on page 3)

situated are more reactive than the provisions in this paragraph, then the State laws apply.

Lessee must comply with all provisions of Executive Order No. 11246 of September 24, 1965, as amended, and the rules, regulations, and relevant orders of the Secretary of Labor. Neither lessee or lessee’s subcontractors must maintain segregated facilities.

Sec. 8.  (a) TRANSFERS — This lease may be transferred in whole or in part to any person, association or corporation qualified to hold such lease interest.

(b) RELINQUISHMENT - The lessee may relinquish in writing at any time all rights under this lease or any portion thereof as provided in the regulations. Upon lessor’s acceptance of the relinquishment, lessee must be relieved of all future obligations under the lease or the relinquished portion thereof, whichever is applicable.

Sec. 9.  DELIVERY OF PREMISES, REMOVAL OF MACHINERY, EQUIPMENT, ETC. — At such time as all or portions of this lease are returned to lessor, lessee must deliver up to lessor the land leased, underground timbering, and such other supports and structures necessary for the preservation of the mine workings on the leased premises or deposits andplace all wells in condition for suspension or abandonment. Within 180 days thereof, lessee must remove from the premisesall other structures, machinery, equipment, tools, and materials that it elects to or as required by BLM. Any such structures, machinery, equipment, tools, and materials remaining on the leased lands beyond 180 days, or approved extension thereof, will become the property of the lessor, but lessee must either remove any or all such property or must continue to be liable for the cost of removal and disposal in the amount actually incurred by the lessor. If the surface is owned by third parties, lessor will waive the requirement for removal,  provided the third parties do not object to such waiver. Lessee must, prior to the termination of bond liability or at any other time when required and in accordance with all applicable laws and regulations, reclaim all lands the surface of which has been disturbed, dispose of all debris or solid waste, repair the offsite and onsite damage’ caused by lessee’s activity or activities on the leased lands, and reclaim access roads or trails.

Sec. 10.  PROCEEDINGS IN CASE OF DEFAULT — If lessee fails to comply with applicable laws, now existing regulations, or the terms, conditions and stipulations of this lease, and noncompliance continues for 30 days after written notice thereof, this lease will be subject to cancellation by the lessor only by judicial proceedings.  This provision will not be construed to prevent the exercise by lessor of any other legal and equitable remedy, including waiver of the default.  Any such remedy or waiver will not prevent later cancellation for the same default occurring at any other time.

See. 11.  HEIRS AND SUCCESSORS-IN-INTEREST — Each obligation of this lease must-extend to and be binding upon, and every benefit hereof must inure to, the heirs, executors, administrators, successors, or assigns of the respective parties hereto.

Sec. 12.  INDEMNIFICATION — Lessee must indemnify and hold harmless the United States from any and all claims arising out of the lessee’s activities and operations under this lease.

Sec. 13.  SPECIAL STATUTES — This lease is subject to the Federal Water Pollution Control Act (33 U.S.C. 1151-1175), the Clean Air Act (42 U.S.C. 1857 et seq.), and to all other applicable laws pertaining to exploration activities, mining operations and reclamation.

Sec. 14.  SPECIAL STIPULATIONS

See attached pages 5 through 8.

(Section 14 continued on page 4)

Sec. 14. SPECIAL STIPULATIONS — (Cont.)

See attached pages 5 through 8.

THE UNITED STATES OF AMERICA

OCI Wyoming, L.P.	By
Phillip C. Perlewitz
(Company or Lessee Name)	(Signing Officer’s Signature)

(Signature of Lessee)	(Signing Officer)

Chief, Branch of Solid Minerals
(Title)	(Title)

June 23, 2008
(Date)	(Date)

Title 18 U.S.C. Section 1001 makes it a crime for any person knowingly and willfully to make to any department or agency of the United States any false, fictitious or fraudulent statements or representations as to any matter within its jurisdiction.

(Continued on page 5)

Sec. 14.  SPECIAL STIPULATIONS — Lessee will be subject to the following special stipulations in addition to the standard lease terms and conditions. Further environmental analysis will be required upon receipt of a development proposal.

(a)           Operations will not be approved which, in the opinion of the authorized officer, would unreasonably interfere with the orderly development and/or production of a valid existing mineral lease issued prior to this lease for the same lands. This stipulation may be modified by mutual consent of the lessor and lessee to reflect any resolutions that may result from the Joint Industry Committee (Wyoming Mining Association, the Petroleum Association of Wyoming, the trona mineral owners and the oil/gas mineral owners) in its pursuit of a technical solution for the coincidental development of trona and oil and gas within the Green River Basin.

(b)           The lessee shall be required to pay the value of the royalty due on salable sodium products which would have been produced from any trona left unmined, without approval of the authorized officer, which should have been recovered under the approved mine plan and which is otherwise lost or left economically inaccessible by mechanical mining techniques.

(c)           (1)           The authorized officer will reject an application for renewal of this lease if, at the end of the lease’s current term, sodium is not being produced in paying quantities from:

(i)            This lease; or

(ii)           The contiguous mining block in which this lease is included.

(2)           For the purposes of this provision:

(i)            The “contiguous mining block” is an area approved by the authorized officer, which includes lands covered by this lease and which may include lands covered by other Federal and/or non-federal sodium leases, each of which must be accessible using standard mining practices from at least one adjacent lease within such area; and

(ii)           “Sodium is not being produced in paying quantities” when the gross value of sodium compounds and other related products produced from this lease or the contiguous mining block at the point of shipment to market does not yield a return in excess of all direct and indirect operating costs allocable to their production.

(d)           The Federal Government is responsible for compliance with the purposes and policy of the Endangered Species Act of 1973, hereafter referred to as the Act. Parcels attached to this lease were cleared for Threatened and Endangered Species and their Critical habitat prior to issuance. Subsequent surface disturbance activities, however, require that the Federal Government again evaluate the proposed action for its effect on listed Threatened and Endangered plant and animal species. To facilitate a timely evaluation of these resources as they apply to the Act, it may be necessary for the lessee to fund the expense of such items as aircraft time or snowmobile rental, or contract with private consultants in order to comply with Bureau Policy and provisions of the Act. If formal consultation with the US Fish and Wildlife Service is deemed necessary, the lessee may be required to provide additional mitigation as specified by the Service in their Biological Opinion.

(e)           The lease holder shall comply with the Recovery Implementation Program for the Endangered Fish Species in the Upper Colorado River Basin (RIP) as executed by cooperative agreement January 22, 1988 and revised March 7, 1994.

(f)            No above ground facilities (power lines, storage tanks, fences, etc.) will be permitted on or within a 1/4 mile radius of active sage grouse strutting grounds. Linear disturbances such as low-traffic roads, pipelines, core drilling, etc., could be granted exceptions. Seasonal restrictions will be applied within an additional 1.75 mile radius from leks to protect sage grouse nesting habitat. Exceptions to seasonal restrictions may be granted.

(g)           Nesting birds-of prey (raptors) will be protected through a time limitation stipulation from February 15 through July 15 by limiting surface disturbing activities within 1/2 to 1 mile radius of active nest sites. Exceptions may be granted for above ground facilities and construction on a case-by-case basis. Active and historic raptor nesting habitat shall be protected and managed for continued raptor nesting. Permanent and high profile structures such as buildings, roads, storage tanks, overhead powerlines, etc., will not be allowed within 825 feet (0.25 km) of active raptor nests, with the exception of active eagle nests for which the distance will be 1,970 feet (0.60 km). The buffer distance may vary depending upon the species involved, prey availability, natural topographic barriers, and line-or-sight distances. Linear disturbances such as pipelines, etc., could be granted exceptions.

(h)           Construction activities of short-term duration (i.e., six months or less) shall be subject to season-of-use restrictions to protect big game crucial winter habitat. No surface occupancy for such short-term duration construction activities shall be allowed from November 15 to April 30 unless approved by the Authorized Officer.

(i)            No surface occupancy within certain lambing and high-value livestock grazing areas unless authorized by the AD. In cases where loss of such habitat is unavoidable, off-site enhancement projects may be required by the AD.

(j)            Surface uses such as processing plants and tailings ponds which result in long-term loss of wildlife habitat may require the enhancement of habitat and habitat manipulation off- site (but within the lease boundary) as determined by the BLM AO. Types of improvements will include, but are not limited to, seeding, prescribed burning, guzzler/water development, plantings, and fencing.

(k)           Bureau Policy requires that special status plants (proposed threatened or endangered, state sensitive and Category 1 Candidates) and Species At Risk (former Category 2 Candidates), be provided a level of protection to prevent their status from becoming listed as Threatened or Endangered. Prior to authorizing proposed surface disturbance activities, the BLM shall assure that all Special Status Plants or their plant communities are not jeopardized from the proposed action. In order to expedite approval of the construction activity it may be necessary for the lessee to contract with a qualified botanist to conduct a plant survey.

(l)            All areas that pose hazards to livestock and wildlife species will be fenced. Such areas include plant sites, tailings ponds, containment ponds, primary and secondary sewage lagoons, etc. Fencing standards will be approved by the AO.

(m)          Tailings ponds and associated facilities will comply with the Migratory Bird Act.

(n)           No surface occupancy within 1/4 mile, or visual horizon, of either side of significant portions of historic trails and associated sites for the purpose of protecting these historical values (actual distance varies with topography) unless authorized by the AO.

(o)           Prior to undertaking any surface-disturbing activities on the lands covered by a lease or permit, the lessee or permittee, unless notified to the contrary by the AO, shall:

(1)           Contact the appropriate BLM office or the appropriate surface management agency where the surface of the lands are administered by such agency, through the BLM, to determine if a location-specific cultural resource survey/inventory is required.

(2)           If an inventory is required the lessee or permittee shall fund and engage the services of a qualified cultural resource specialist acceptable to the federal surface management agency to conduct an intensive inventory for evidence of cultural resource values. A report of such survey shall be approved by the AD of the surface management agency and the BLM.

(3)           Fund and implement mitigation measures required by the surface management agency to preserve or avoid destruction of cultural resource values. Mitigation may include relocation of proposed facilities, testing, and salvage or other protective measures. Where impacts cannot be mitigated to the satisfaction of the surface management agency, surface occupancy on areas with significant cultural resource values could be prohibited.

(4)           The lessee or permittee shall immediately bring to the attention of the AO of the federal surface management agency or BLM any cultural resource or any other object of scientific interest discovered as a result of surface operations under this lease. No disturbance of such discoveries will be allowed until approved in writing by the Authorized Officer. Failure to report discoveries could lead to civil and/or criminal penalties under Federal laws.

(p)           Prior to construction the lessee or permittee shall contact the appropriate BLM office or appropriate surface management agency to determine if a site-specific paleontological resource/survey/inventory is required. If a survey is needed, the lessee or permittee will provide a qualified individual approved by the BLM to conduct the survey. If paleontological resources are discovered in the course of construction or excavation, the activity will cease and the BLM AD notified. The company will provide a qualified individual approved by the BLM to collect and remove the fossils.

(q)           Access other than casual use across public lands to the lease area will require authorization through either the issuance of a right-of-way (ROW) or an on-lease authorization.

(r)            Borrow areas or gravel pits on public land will require a permit from the managing agency (BLM or BOR).

(s)            No surface occupancy within one-half mile of either side of perennial streams and rivers for the purpose of protecting water quality. Exceptions may be authorized by the AO.

(t)            Any plant, mill, tailings pond, or sewage lagoon will be located at least one mile from existing perennial waters, unless otherwise authorized by the AG.

(u)           The operator shall avoid unnecessary and undue degradation of soils, vegetation, air, & water.  Examples of this include: avoiding operations when the ground is excessively wet or muddy; constructing waterbars on linear rights-of-way in such a way as to prevent erosion; clearing vegetation only as it is necessary for safe operations and proper construction; avoiding construction on frozen soils; consolidating roads/powerlines/pipelines as practical so as to minimize surface disturbance; protecting and sealing underground waterflows & aquifers; reseeding disturbed areas that are not currently in use, and using only native vegetative species for reseeding/reclamation; preventing leakage of tailings/evaporation ponds; complying with State, Federal and local laws concerning hazardous materials, air & water pollution, and garbage & waste disposal.  Additional measures may be determined by the Authorized Officer, as appropriate, after consultation with the operator.

PRODUCTION ROYALTY SCHEDULE TO BE ATTACHED TO AND MADE A
PART OF FEDERAL SODIUM LEASE WYW101824

Lessee shall pay lessor a royalty of six (6) percent of the quantity or gross value of the output of the leased sodium compounds and related products at the point of shipment to market.

OCI Wyoming, L.P.

By:

Title

Date